Exhibit 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
First Industrial Realty Trust Reports
Fourth Quarter And Full Year 2007 Results
18% Growth In FFO Per Share For Fourth Quarter
And 12% For Full Year 2007
•	5.7% Increase In Same Property Net Operating Income In Fourth Quarter

•	Occupancy Rises To 95.1%; Rental Rates Up 6.2%

•	24% Net Economic Gain Margin On Properties Harvested During The Quarter

•	Added $1.9 Billion In Joint Venture Capital Capacity Since Beginning Of 2007

•	Developable Land Now Totals More Than 4,300 Acres; Buildable To 68 Million S.F.

•	Repurchased $40 Million Of Common Shares In The Fourth Quarter; $69 Million For Full Year 2007
CHICAGO, February 20, 2008 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced results for fourth quarter and full year 2007. Diluted net income available to common stockholders per share (EPS) increased to $1.00 in the fourth quarter from $0.49 a year ago. Full year 2007 diluted net income available to common stockholders was $2.99 per share, up from $2.04 per share in 2006.
Fourth quarter funds from operations (FFO) grew 18% to $1.22 per share/unit on a diluted basis from $1.03 per share/unit a year ago. Full year 2007 FFO rose 12% to $4.64 per share/unit on a diluted basis from $4.13 per share/unit in 2006.
“We delivered 12 percent growth in funds from operations in 2007 and expanded our franchise by adding new markets in Toronto, Calgary, Edmonton, The Netherlands, and Belgium, as well as $1.9 billion of new joint venture capacity,” said Mike Brennan, president and CEO. “Our strong occupancy and same store net operating income growth reflect the high quality of our portfolio which in turn produces favorable returns as we harvest stabilized properties.”
Mr. Brennan added, “We are well positioned to meet our customers’ industrial real estate needs as they manage the growing complexity of their supply chains.”
Fourth Quarter Portfolio Performance for On Balance Sheet Properties
•	5.7% growth in same property net operating income (NOI) on a cash basis, up from 2.5% in fourth quarter 2006. Excluding lease termination fees, same property cash basis NOI increased 4.4%.
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•	Occupancy rose to 95.1% from 94.2% in fourth quarter 2006.
•	Rental rates increased 6.2%.
•	Retained tenants in 62% of square footage up for renewal during the quarter.
Investment Performance: Fourth Quarter and Full Year 2007

	4th Quarter		Full Year
	2007	(in millions)	2007	(in millions)
Balance Sheet Investment/Disposition Activity

Property Acquisitions		$46.6		$399.1
Square Feet	1.6 million		8.6 million
Stabilized Weighted Average Capitalization Rate	9.1%		8.7%
Developments Placed in Service		$61.0		$139.0
Square Feet	1.2 million		2.6 million
Stabilized Weighted Average Capitalization Rate	8.1%		8.4%
Land Acquisitions		$19.3		$71.7

Total Investments		$126.9		$609.8

Property Sales		$231.5		$882.8
Square Feet	3.6 million		14.0 million
Weighted Average Capitalization Rate	7.0%		7.1%
Land Sales		$2.0		$13.2

Total Dispositions		$233.5		$896.0

Joint Venture Investment/Disposition Activity

Investments
2005 Development/Redevelopment — Acquisitions		$28.0		$289.3
2005 Development/Redevelopment — Placed in Service		$45.8		$160.6
2006 Strategic Land and Development — Acquisitions		$31.5		$251.5
2007 Core Asset Program		—		$103.6

Total Joint Venture Investments		$105.3		$805.0

Dispositions
2005 Development/Redevelopment		$61.9		$245.1
2005 Core		$53.5		$482.5
1998 Core		—		$46.5
2003 Net Lease		—		$3.3

Total Joint Venture Dispositions		$115.4		$777.4

“The strength of our platform is evident in the continuing growth of our investment pipeline, especially in our new markets,” said Johannson Yap, chief investment officer. “We have already made strategic land acquisitions in Seattle and Canada, and continue to develop investment opportunities in The Netherlands and Belgium.”
Land and Development
Developable land now totals 4,354 acres (3,760 acres in joint ventures and 594 acres on balance sheet) that can accommodate up to 68 million square feet of development.
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Developments currently in process will total 10.3 million square feet of space (5.5 million in joint ventures and 4.8 million on balance sheet) and represent a projected investment of $554 million ($298 million for the joint ventures and $256 million on balance sheet).
Investment Pipeline and First Quarter To-Date Investments
Year-to-date, $146 million of acquisitions have already been completed. Acquisitions under contract or letter of intent total $955 million. Development currently and soon to be in process on land currently owned is $763 million. Development soon to be in process on land under contract or letter of intent is estimated to be $324 million. The total pipeline is $2.2 billion and the breakdown is as follows:

	Balance	Joint
(millions)	Sheet	Ventures	Total

Developments	$386	$701	$1,087
Acquisitions	$339	$762	$1,101

Total	$725	$1,463	$2,188

Solid Financial Position
•	Fixed-charge coverage was 2.9 times and interest coverage was 3.5 times for the year.

•	96% of real estate assets are unencumbered by mortgages.

•	No debt maturities in 2008.

•	7.4 years weighted average maturity for permanent debt.

•	100% of permanent debt is fixed rate.
In terms of private capital sources, $1.9 billion of new joint venture capacity was added since the beginning of 2007. This includes a $475 million and $285 million joint venture with the California State Teachers’ Retirement System (CalSTRS) for investments in The Netherlands/Belgium and Canada, respectively.
“We expanded our joint venture capital base by $1.9 billion since the beginning of 2007, and our total capital base for our balance sheet and joint ventures is now approximately $10 billion,” said Mike Havala, chief financial officer. “Growing our capital base is a key element of our strategy to serve our customers’ growing supply chain needs.”
Common Stock Repurchase Activity
During fourth quarter 2007, $40 million of common stock was purchased at an average price per share of $37.97. First Industrial has $60 million remaining under its $100 million common stock repurchase program. For full year 2007, First Industrial purchased $69 million under its prior and current common stock repurchase programs.
Supplemental Reporting Measure
First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold. The National Association of Real Estate Investment Trusts (“NAREIT”) has provided a recommendation on how real estate investment trusts (REITs) should define funds from operations (“FFO”). NAREIT suggests that FFO be defined as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
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NAREIT has also clarified that non-recurring charges and gains should be included in FFO.
Importantly, as part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs.
First Industrial calculates FFO to include all cash gains and losses on all industrial property sales whether depreciation is or is not accumulated under the GAAP accounting rules. The Company believes that FFO inclusive of all cash gains and losses is a better performance measure because it reflects all the activities of the Company and better reflects the Company’s strategy, which includes investing in real estate; adding value through redevelopment, leasing and repositioning; and then selling the improved real estate in order to maximize investment returns. The Company provides additional disclosure on net economic gains in its quarterly Supplemental Information Report.
Outlook for 2008
Mr. Brennan stated, “Our outlook for 2008 is positive as customers continue to demand quality industrial space for their supply chain needs across all of our markets.”
Mr. Brennan added, “First Industrial’s guidance range for 2008 FFO per share/unit is $4.80 to $5.00 and $3.30 to $3.50 for EPS. On balance sheet investment volume assumptions for 2008, which include both developments placed in service and acquisitions, range from $900 million to $1.0 billion with a 8.0% to 9.0% average cap rate. On balance sheet sales volume in 2008 is assumed to be $1.1 billion to $1.2 billion with a 7.0% to 8.0% average cap rate. Book gains from property sales/fees are estimated to be $243 million to $253 million. Our assumption for net economic gains for on balance sheet transactions in 2008 is between $146 million and $156 million.
Our estimate for First Industrial’s FFO from joint ventures in 2008 is between $60 million and $70 million. Joint venture investment volume assumptions for 2008, which include both developments placed in service and acquisitions, range from $950 million to $1.05 billion. Joint venture sales volume in 2008 is assumed to be approximately $1.2 billion to $1.3 billion.”

	Low End of	High End of
	Guidance for	Guidance for	Low End of	High End of
	1Q 2008	1Q 2008	Guidance for 2008	Guidance for 2008
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.58	$0.68	$3.30	$3.50
Add: Real Estate Depreciation/Amortization	0.86	0.86	3.45	3.45
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.47)	(0.47)	(1.95)	(1.95)

FFO	$0.97	$1.07	$4.80	$5.00

Mr. Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2008. However, I believe that First Industrial has the proper strategy, infrastructure, and capabilities to deliver such results.”
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First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types — R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. CST, 12:00 p.m. EST, on Thursday, February 21, 2008. The call-in number is (888) 693-3477 and the passcode is “First Industrial.” The conference call will also be webcast live on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab. The replay will also be available on the website.
The Company’s fourth quarter and full year 2007 supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, under the “Investor Relations” tab.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Director, Investor Relations and Corporate Communications
312-344-4320
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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Statement of Operations and Other Data:	2007	2006	2007	2006
Total Revenues	$114,739	$100,783	$434,927	$350,924
Property Expenses	(33,119)	(31,064)	(129,403)	(115,230)
Contractor Expenses	(14,275)	(9,597)	(34,553)	(10,263)
General & Administrative Expense	(25,623)	(21,579)	(92,101)	(77,497)
Depreciation of Corporate F,F&E	(436)	(572)	(1,837)	(1,913)
Depreciation and Amortization of Real Estate	(39,438)	(35,163)	(151,845)	(128,669)

Total Expenses	(112,891)	(97,975)	(409,739)	(333,572)

Interest Income	511	269	1,926	1,614
Interest Expense	(29,550)	(30,288)	(119,314)	(121,141)
Amortization of Deferred Financing Costs	(738)	(840)	(3,210)	(2,666)
Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	—	—	(3,112)
Loss from Early Retirement of Debt	—	—	(393)	—

Loss from Continuing Operations Before Equity in Net Income of Joint Ventures, Income Tax Benefit (Provision) and Minority Interest Allocable to Continuing Operations	(27,929)	(28,051)	(95,803)	(107,953)

Equity in Net Income of Joint Ventures (b)	6,412	18,654	30,045	30,673
Income Tax Benefit (Provision)	6,080	(1,469)	10,571	9,882
Minority Interest Allocable to Continuing Operations	2,593	2,243	9,944	11,593

Loss from Continuing Operations	(12,844)	(8,623)	(45,243)	(55,805)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $70,526 and $42,052 for the Three Months Ended December 31, 2007 and 2006, respectively, and $244,962 and $213,442 for the Year Ended December 31, 2007 and 2006, respectively (c))	72,012	47,894	260,975	240,145
Provision for Income Taxes Allocable to Discontinued Operations (Including a provision allocable to Gain on Sale of Real Estate of $4,935 and $5,244 for the Three Months Ended December 31, 2007 and 2006, respectively, and $36,032 and $47,511 for the Year Ended December 31, 2007 and 2006, respectively) (c)	(4,913)	(6,240)	(38,044)	(51,102)
Minority Interest Allocable to Discontinued Operations (c)	(8,559)	(5,353)	(28,178)	(24,594)

Income Before Gain (Loss) on Sale of Real Estate	45,696	27,678	149,510	108,644

Gain (Loss) on Sale of Real Estate	4,918	(303)	9,425	6,071
(Provision) Benefit for Income Taxes Allocable to Gain (Loss) on Sale of Real Estate	(1,947)	69	(3,082)	(2,119)
Minority Interest Allocable to Gain (Loss) on Sale of Real Estate	(376)	30	(802)	(514)

Net Income	48,291	27,474	155,051	112,082

Preferred Dividends	(4,857)	(5,934)	(21,320)	(21,424)
Redemption of Preferred Stock	—	—	(2,017)	(672)

Net Income Available to Common Stockholders	$43,434	$21,540	$131,714	$89,986

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FFO (d) AND FAD (d)

Net Income Available to Common Stockholders	$43,434	$21,540	$131,714	$89,986

Add: Depreciation and Amortization of Real Estate	39,438	35,163	151,845	128,669
Add: Income Allocated to Minority Interest	6,342	3,080	19,036	13,515
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	2,005	6,913	13,850	29,713
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	1,849	2,820	8,953	10,869
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(31,258)	(16,456)	(85,163)	(61,239)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(964)	(764)	(5,535)	(2,102)

Funds From Operations (“FFO”) (d)	$60,846	$52,296	$234,700	$209,411

Add: Loss from Early Retirement of Debt	—	—	393	—
Add: Restricted Stock Amortization	3,493	2,512	14,150	9,624
Add: Amortization of Deferred Financing Costs	738	840	3,210	2,666
Add: Depreciation of Corporate F,F&E	436	572	1,837	1,913
Add: Redemption of Preferred Stock	—	—	2,017	672
Less: Non-Incremental Capital Expenditures	(9,591)	(10,917)	(31,313)	(39,931)
Less: Straight-Line Rent	(1,736)	(2,297)	(9,711)	(10,151)

Funds Available for Distribution (“FAD”) (d)	$54,186	$43,006	$215,283	$174,204

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit and property data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO EBITDA (d) AND NOI (d)

Net Income Available to Common Stockholders	$43,434	$21,540	$131,714	$89,986

Add: Interest Expense	29,550	30,288	119,314	121,141
Add: Depreciation and Amortization of Real Estate	39,438	35,163	151,845	128,669
Add: Preferred Dividends	4,857	5,934	21,320	21,424
Add: Mark-to-Market/Loss on Settlement of Interest Rate Protection Agreements (a)	—	—	—	3,112
Add: Provision for Income Taxes	780	7,640	30,555	43,339
Add: Redemption of Preferred Stock	—	—	2,017	672
Add: Income Allocated to Minority Interest	6,342	3,080	19,036	13,515
Add: Amortization of Deferred Financing Costs	738	840	3,210	2,666
Add: Depreciation of Corporate F,F&E	436	572	1,837	1,913
Add: Depreciation and Amortization of Real Estate Included in Discontinued Operations	2,005	6,913	13,850	29,713
Add: Loss from Early Retirement of Debt	—	—	393	—
Add: Depreciation and Amortization of Real Estate — Joint Ventures (b)	1,849	2,820	8,953	10,869
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(31,258)	(16,456)	(85,163)	(61,239)
Less: Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (b)	(964)	(764)	(5,535)	(2,102)

EBITDA (d)	$97,207	$97,570	$413,346	$403,678

Add: General and Administrative Expense	25,623	21,579	92,101	77,497
Less: Net Economic Gains, Net of Income Tax Provision (d)	(43,641)	(22,371)	(149,498)	(124,893)
Less: Provision for Income Taxes	(780)	(7,640)	(30,555)	(43,339)
Less: Equity in FFO of Joint Ventures, Net of Income Tax Provision (d)	(12,256)	(22,257)	(52,989)	(52,774)

Net Operating Income (“NOI”) (d)	$66,153	$66,881	$272,405	$260,169

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NET ECONOMIC GAINS (d)

Gain (Loss) on Sale of Real Estate	4,918	(303)	9,425	6,071
Gain on Sale of Real Estate included in Discontinued Operations	70,526	42,052	244,962	213,442
Less: Provision for Income Taxes	(780)	(7,640)	(30,555)	(43,339)
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(31,258)	(16,456)	(85,163)	(61,239)
Add: Assignment Fees	—	—	3,275	793
Add: Income Taxes Allocable to FFO from Joint Ventures	235	4,718	7,554	9,165

Net Economic Gains (d)	$43,641	$22,371	$149,498	$124,893

Weighted Avg. Number of Shares/Units Outstanding — Basic/Diluted (e)	49,715	50,739	50,597	50,703
Weighted Avg. Number of Shares Outstanding — Basic/Diluted (e)	43,234	44,118	44,086	44,012

Per Share/Unit Data:
FFO:
- Basic/Diluted (e)	$1.22	$1.03	$4.64	$4.13
Loss from Continuing Operations Less Preferred Dividends and Redemption of Preferred Stock Per Weighted Average Common Share Outstanding:
- Basic/Diluted (e)	$(0.35)	$(0.33)	$(1.43)	$(1.69)
Net Income Available to Common Stockholders Per Weighted Average Common Share Outstanding:
- Basic/Diluted (e)	$1.00	$0.49	$2.99	$2.04
Dividends/Distributions	$0.72	$0.71	$2.85	$2.81

FFO Payout Ratio	58.8%	68.9%	61.4%	68.0%
FAD Payout Ratio	66.1%	83.8%	67.0%	81.8%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,326,268	$3,219,728
Real Estate and Other Held For Sale, Net	37,875	115,961
Total Assets	3,258,033	3,224,399
Debt	1,946,670	1,834,658
Total Liabilities	2,183,755	2,048,873
Stockholders’ Equity and Minority Interest	$1,074,278	$1,175,526

a)	Represents the mark to market/loss on settlement of interest rate protection agreements that did not qualify for hedge accounting in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

b)	Represents the Company’s share of net income, depreciation and amortization on real estate and accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests.

c)	In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

d)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

The Company calculates FFO to be equal to net income available to common stockholders, plus depreciation and amortization on real estate, minus accumulated depreciation and amortization on real estate sold. Accordingly, as calculated by the Company, FFO includes net economic gains resulting from all Company property sales as well as assignment fees. Assignment fees are earned when the Company assigns its interest in a purchase contract to a third party for consideration.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs or to the definition of FFO published by NAREIT.

The Company also reports Net Economic Gains, which, effectively, measure the value created in the Company’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and FFO) and the provision for income taxes (excluding taxes associated with joint ventures). Net Economic Gains also includes assignment fees.

In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. Beginning with the fourth quarter of 2006, the Company adopted the following definition of its same store pool of properties: Same store properties, for the period beginning January 1, 2007, include all properties owned prior to January 1, 2006 and held as an operating property through the end of the current reporting period and developments and redevelopments that were placed in service or were substantially completed for 12 months prior to January 1, 2006 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended December 31, 2007 and 2006, NOI was $66,153 and $66,881, respectively; NOI of properties not in the Same Store Pool was $15,460 and $18,007, respectively; the impact of straight-line rent and the amortization of above/below market rent was $641 and $1,531, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.

e)	Pursuant to Statement of Financial Accounting Standard No. 128, “Earnings Per Share”, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted stock would be antidilutive to the loss from continuing operations per share.